La Jolla Pharmaceutical Company Announces Positive Top-Line Results from ATHOS-3 Phase 3 Study of LJPC-501

-- Primary efficacy endpoint analysis highly statistically significant (p<0.00001)
-- Trend toward longer survival observed
-- New Drug Application planned for second half of 2017
-- Company to host conference call and webcast at 8:30 a.m. EST on Monday, Feb. 27, 2017

SAN DIEGO – Feb. 27, 2017 - La Jolla Pharmaceutical Company (Nasdaq: LJPC) (La Jolla), today announced positive top-line results from the ATHOS-3 (Angiotensin II for the Treatment of High-Output Shock) Phase 3 study of LJPC-501 (angiotensin II) in patients with catecholamine resistant hypotension (CRH).

The analysis of the primary efficacy endpoint, defined as the percentage of patients achieving a pre specified target blood pressure response, was highly statistically significant: 23% of the 158 placebo treated patients had a blood pressure response compared to 70% of the 163 LJPC-501-treated patients (p<0.00001). In addition, a trend toward longer survival was observed: 22% reduction in mortality risk through day 28 [hazard ratio=0.78 (0.57-1.07), p=0.12] for LJPC-501-treated patients.

Throughout the study, safety outcomes were followed by an independent Data Safety Monitoring Board (DSMB). The DSMB recommended that the study continue as originally planned. In this critically ill patient population: 92% of placebo-treated patients compared to 87% of LJPC-501-treated patients experienced at least one adverse event, and 22% of placebo-treated patients compared to 14% of LJPC-501-treated patients discontinued treatment due to an adverse event. In collaboration with the investigators, La Jolla plans to present and publish detailed results from the ATHOS-3 study later this year.

ATHOS-3 was conducted under a Special Protocol Assessment with the U.S. Food and Drug Administration (FDA), in which the company and FDA agreed on the study design, study endpoints and study analyses.

“These study results support that angiotensin II, a molecule first synthesized by Dr. Irvine Page at the Cleveland Clinic, improves outcomes in distributive shock patients requiring high-dose catecholamines. Given the high mortality from this condition, it is important to offer physicians another potential treatment option,” said Daniel Sessler, M.D., the Michael Cudahy Professor and Chair of the Department of Outcomes Research at Cleveland Clinic.

“We are grateful to the patients, their families and the dedicated medical teams who contributed to this successful study,” said George F. Tidmarsh, M.D., Ph.D., president and chief executive officer of La Jolla. “We also are very appreciative of the FDA’s advice and contributions in the development of LJPC-501 and look forward to meeting with the FDA to discuss our NDA submission planned for the second half of this year.”

Conference Call at 8:30 a.m. EST on Monday, February 27, 2017

La Jolla will host a conference call and webcast at 8:30 a.m. EST (5:30 a.m. PST) on Monday, February 27, 2017. The conference call can be accessed by dialing 877-359-9508 for domestic callers and 224-357-2393 for international callers. Please provide the operator with the passcode 78311826 to join the conference call or click here for the webcast. A slide presentation accompanying today’s press release and the conference call may also be found on La Jolla’s website at www.ljpc.com under the investor relations section. An archive of the conference call and webcast will be available on La Jolla’s website for 30 days following the call.

About the ATHOS-3 Study

The ATHOS-3 study ( https://www.ncbi.nlm.nih.gov/pubmed/28215131 ) was a multicenter, randomized, double-blind, placebo-controlled, Phase 3 clinical study of LJPC-501 in patients with catecholamine resistant hypotension. A total of 344 patients were randomized across nine countries, 321 of whom received study treatment and are included in the primary analysis. Patients were randomized 1:1 to receive either LJPC-501 or placebo on a background of standard-of-care vasopressors selected by the investigators. Randomized patients received their assigned treatment via continuous intravenous infusion.

The primary efficacy endpoint was the percentage of patients with a mean arterial pressure (MAP) ≥ 75 mmHg or a 10 mmHg increase from baseline MAP at 3 hours following the initiation of study treatment without an increase in standard-of-care vasopressors. The study was conducted under a Special Protocol Assessment (SPA) agreed to with the U.S. Food and Drug Administration (FDA) in 2015. The SPA stipulates that a study of this size and design could provide sufficient safety and efficacy signals and an adequate evaluation of the risk/benefit to the patients to support FDA review and consideration for marketing approval.

About LJPC-501

LJPC-501 is La Jolla’s proprietary formulation of synthetic human angiotensin II. Angiotensin II, the major bioactive component of the renin-angiotensin system, serves as one of the body’s central regulators of blood pressure. LJPC-501 is being developed for the treatment of patients with catecholamine resistant hypotension (CRH). LJPC-501 is the first synthetic human angiotensin II product candidate to be tested in a Phase 3 study.

About Catecholamine Resistant Hypotension

Catecholamine resistant hypotension (CRH) is a life-threatening syndrome in patients with distributive shock (dangerously low blood pressure with adequate cardiac function) who cannot achieve target mean arterial pressure (MAP) despite adequate fluid resuscitation and treatment with currently available vasopressors (catecholamines and/or vasopressin). There are approximately 500,000 distributive shock cases in the United States per year, an estimated 200,000 of which develop CRH. More than 50% of CRH patients die within 30 days.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases. The company has several product candidates in development. LJPC-501 is La Jolla’s proprietary formulation of synthetic human angiotensin II for the potential treatment of catecholamine resistant hypotension. LJPC-401 is La Jolla’s proprietary formulation of synthetic human hepcidin for the potential treatment of conditions characterized by iron overload, such as hereditary hemochromatosis, beta thalassemia, sickle cell disease and myelodysplastic syndrome. LJPC-30S is La Jolla’s next-generation gentamicin derivative program that is focused on the potential treatment of serious bacterial infections as well as rare genetic disorders, such as cystic fibrosis and Duchenne muscular dystrophy. For more information on La Jolla, please visit www.ljpc.com.

Forward Looking Statement Safe Harbor

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or the company’s future results of operations. These statements are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors, that may cause actual results to be materially different from those anticipated by the forward-looking statements. The company cautions readers not to place undue reliance on any such forwardlooking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the company’s filings with the U.S. Securities and Exchange Commission (SEC), all of which are available free of charge on the SEC’s web site www.sec.gov. These risks include, but are not limited to, risks relating to: the timing of the NDA submission for LJPC-501 and prospects for approval of the NDA; risks that the full data set from the ATHOS-3 study will not be consistent with the top-line results of the study; risks relating to the scope of product labels (if approved) and potential market sizes, as well as the broader commercial opportunity; the anticipated timing for regulatory actions; the success of future development activities; potential indications for which the company’s product candidates may be developed; and the expected duration over which the company’s cash balances will fund its operations. Subsequent written and oral forward-looking statements attributable to the company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the company’s reports filed with the SEC. The company expressly disclaims any intent to update any forward-looking statements.

Company Contacts

Sandra Vedrick
Associate Director, Investor Relations & Human Resources
La Jolla Pharmaceutical Company
Phone: 858-256-7910
Email: svedrick@ljpc.com

and

Dennis M. Mulroy
Chief Financial Officer
La Jolla Pharmaceutical Company
Phone: 858-433-6839
Email: dmulroy@ljpc.com

Media Contact

Matt Middleman, M.D.
LifeSci Public Relations
Phone: 646-627-8384
Email: matt.middleman@lifescipublicrelations.com